Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

Statement of Work No. 4

This Statement of Work No. 4 (“SOW No. 4”), dated June 1, 2022 (“Effective Date”), replaces the Statement of Work No. 3 by and between IDS Infotech Ltd. (“Service Provider”) and Augmedix Operating Corp. f/k/a Augmedix, Inc. (“Augmedix”), dated August 1, 2021 (“SOW No. 3”). This SOW No. 4 is entered into by the Parties pursuant to that certain Master Services Agreement, dated October 1, 2019 (the “Agreement”) and is hereby incorporated into the Agreement by this reference.

All capitalized terms used in this SOW No. 4 shall have the meanings given to them in this SOW No. 4 (including those defined in Appendix A, B, C, and D attached hereto and herein incorporated by this reference, and in any other appendix attached hereto), provided that capitalized terms used in this SOW No. 4 but not otherwise defined herein shall have the meanings given to them in the Agreement. In the event of a conflict between the terms and conditions of this SOW No. 4 and the Agreement, the terms and conditions of this SOW No. 4 shall prevail. For the purposes of this SOW No. 4, the Parties’ notice addresses shall be as described in the Agreement.

I.	TERMINATION OF STATEMENT OF WORK NO. 3

As of the Effective Date, SOW No. 3 is hereby terminated and replaced by this SOW No. 4. All active purchase orders entered under SOW No. 3 shall be, as of the Effective Date, subject to the terms and conditions of this SOW No. 4.

II.	TERM AND TERMINIATION

1. Term. The initial term of this SOW No. 4 (the “Initial Term”) shall begin on the Effective Date and it shall expire twelve (12) months thereafter, provided that the term of this SOW No. 4 shall automatically be extended for successive twelve (12) month periods (each a “Renewal Term”, with the “Initial Term” and all “Renewal Term(s)” collectively referred to as the “Term”), unless either Party has given the other Party written notice of termination at least three (3) months prior to the expiration of the then-current Term. Notwithstanding any such automatic renewal, prior to each anniversary of the Effective Date, the Parties agree to review and meet and confer in good faith regarding any changes to the compensation terms set forth in IV.3.

2. Termination for Convenience. Either Party may terminate this SOW No. 4 without penalty at any time by giving the other Party written notice no less than three (3) months before such termination is to take effect.

III.	SERVICES

In consideration of Augmedix’s compliance with the terms and conditions of the Agreement and this SOW No. 4 (including Augmedix’s timely payment of the fees described later in this SOW No. 4), Service Provider shall provide Augmedix with the remote medical documentation and clinical support services described below (the “Services”). Notwithstanding anything to the contrary in this SOW No. 4, Service Provider will at all times ensure that its provision of the Services complies with all Augmedix requirements and policies and procedures applicable to performance under the Agreement and this SOW No. 4, including, but not limited to, Service Provider’s obligations described in: (i) the Operational Requirements for Service Vendors (“ORSV”), which Service Provider acknowledges having received from Augmedix, (ii) the requirements and benchmarks contained in the Training and Performance SLA and the Technology SLA attached hereto as Appendix B and Appendix C, respectively, (iii) the Medicare Advantage Addendum attached hereto as Appendix D, and (iv) the applicable Business Associate Agreement between Augmedix and Service Provider.

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3.	Recruiting

a.	Each Trainee must pass (i) the applicable Augmedix screening assessment, as may be modified by Augmedix from time to time, at or above the minimum score stipulated by Augmedix, or (ii) a comparable screening process mutually agreed between Augmedix and Service Provider.

b.	Service Provider will make best efforts to recruit a sufficient number of Trainees to provide Augmedix with Services for the number of MDSs reflected in the applicable Augmedix Forecast.

c.	Service Provider will provide Augmedix with monthly updates on: (i) Service Provider’s ability to deliver the Services to the number of Users specified in the Forecast; and (ii) Service Provider’s estimate of how many additional Users for which it could provide Services.

4.	Augmedix Service Training (“AST”)

a.	Each Trainee must pass the Doctor-Ready Assessment (as defined in Appendix A), as may be modified and/or revised by Augmedix from time to time.

b.	Service Provider will, at its expense, train Trainees to pass the Doctor-Ready Assessment.

c.	Augmedix will provide Service Provider with a proposed training curriculum for the Service Provider to use in training Trainees. Notwithstanding, Service Provider is permitted to develop additional training plans and materials for its Trainees.

d.	Service Provider is responsible for scheduling the final DR test, as further described in the Doctor-Ready Assessment, when it deems a class of Trainees are ready. Either Augmedix or Service Provider, at Augmedix’s direction, will conduct the DR test for the Trainees and provide notice of the results of the Doctor-Ready Assessment. Notwithstanding, all Doctor-Ready Assessments are subject to final approval by Augmedix.

e.	Each Trainee that passes the Doctor-Ready Assessment is deemed to have graduated from the Augmedix Service Training program and either transitions to Specialty Training, if applicable, or assignment on a Provider.

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f.	Augmedix’s criteria for passing the Doctor-Ready Assessment are subject to change in the manner described in the Change Management Process (as described in Section V of the Agreement).

5.	Assignment and Specialty Training

a.	Augmedix will, in conjunction with Service Provider, determine assignment of each MDS to a User, subject to final approval by Augmedix, and if appliable, schedule such MDS to take the appropriate medical specialty training.

b.	Augmedix, or the Service Provider upon Augmedix’s written consent, will provide a proposed medical specialty training plan for the MDSs , if applicable.

6.	In-Service

a.	Once medical specialty training (if applicable) has been completed, the MDS is permitted to begin drafting Notes and Charts for his or her assigned User. A MDS is “in service” when he or she consistently produces one or more Charts meeting Augmedix’s minimum standards (as communicated by Augmedix and updated from time to time) for his or her assigned User.

b.	Service Provider is responsible for scheduling a DA Audit or submitting a specialty approval checklist when it deems a MDS to be consistently producing 100% of a User’s Charts meeting Augmedix standards for his or her assigned User’s scheduled shifts.

c.	The Service Provider will make best efforts to ensure that MDSs that are assigned to a ramp up for a new User or transition to an existing User progress according to a schedule and benchmarks set by Augmedix. A MDS that fails to progress according to the schedule and meet the associated benchmarks shall, at Augmedix’s sole discretion, be:

1)	Required to complete a performance improvement plan provided by Augmedix (“PIP”);

2)	Removed from the assigned User, and be available for assignment on a different User; or

3)	Permanently removed from providing services to Augmedix or removed from an Account as a result of a User’s concern.

d.	Service Provider will ensure that MDSs draft Charts for all assigned patient visits of an assigned User’s scheduled shift (or, if applicable, for their assigned portion of such working day).

e.	Performance Specialists, who may be employees of Service Provider ( at Augmedix discretion), will perform checkpoint and DA audits at ramp up milestones that demonstrate MDS readiness to work independently. At these checkpoints, the PS must provide a clinician tier and approve target scope:stream time.

f.	Performance Specialists must randomly perform quarterly redline comparisons on each MDS’s Notes to ensure compliance with the minimum standards set forth in the Augmedix Redline Comparison Rubric. If a redline comparison falls below the minimum standards, the PS must audit Charts, and such audits must demonstrate that the MDS is meeting Augmedix’s quality and time to complete standards. Service Provider may be required to, at Augmedix’s sole discretion, remove a MDS from a User and/or require a PIP if:

1)	A MDS’s Chart scores fall below minimum standards set by Augmedix; or

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2)	There is a User complaint regarding Chart quality.

g.	MDSs must complete any applicable PIPs described above according to a schedule and benchmarks agreed between Service Provider and Augmedix. Service Provider shall notify Augmedix upon completion of any PIP. Augmedix may, in its sole discretion, perform an audit to confirm successfully fulfillment of a PIP.

7.	Scheduling

a.	Service Provider shall create and assign schedules for all its MDSs based on their User schedules (which Service Provider shall obtain from each such User’s EHR) or as otherwise agreed with Augmedix. Service Provider will ensure 100% coverage for all its assigned Users’ clinic schedules (each a “User Shift Schedule”) by Augmedix approved MDSs.

b.	Augmedix shall create and assign schedules for each PS based on his or her Account assignments.

c.	Service Provider shall upload into the Augmedix scheduling tool at least fourteen (14) days in advance: (i) User Shift Schedules; and (ii) MDSs and PSs work schedules for a given week (including all working hours categorized by type of work, such as Chart prep time, Chart editing time, grading etc.). Service Provider shall monitor the schedules of the Users and MDSs and update such schedules daily in the Augmedix scheduling tool.

d.	MDSs should be online at least fifteen (15) minutes prior to the scheduled time for Users’ shifts. Where applicable on a User-by-User basis, Augmedix will determine and inform Service Provider if additional time is required to complete the Charts assigned Users within a given workday.

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IV.	FEES AND PAYMENTS

1.	Forecasting

a.	Augmedix shall deliver to Service Provider a monthly forecast setting forth the estimated number of new users it will need to Service Provider to service each month (“Forecast”). Service Provider shall use the Forecast to assess its staffing needs and to ensure it is able to service its assigned Users. Augmedix will use commercially reasonable efforts to adhere to its Forecast, but such Forecast is subject to modification.

2.	Monthly Invoicing

a.	No later than [***] after the end of a given month, Service Provider will provide Augmedix with an invoice for Services rendered to Augmedix in the prior month in conformance with the compensation terms set forth in Section IV.3 below. Augmedix shall pay each such undisputed invoice within [***] of receipt.

b.	Service Provider will comply with any Augmedix requests for Service Provider’s invoice to follow Augmedix’s preferred format if Augmedix provides Service Provider with a template for such invoice.

3.	Compensation

a.	Monthly Fees.

1.	Augmedix Live. Each calendar month during the Term, Augmedix will pay Service Provider an hourly rate of US$[***] per MDS Contracted Hour of each Augmedix Live In-Service User during the prior calendar month (which shall be prorated for partial months of service). For clarity, an In-Service User is considered “In-Service” as of the first day a MDS begins producing one or more Charts for all or part of a User’s scheduled shift.

a.	Augmedix must pre-approve (i) all staffing by Service Provider of more than one MDS working simultaneously on a User, for all or part of such User’s clinical shifts (“Increased Staffing”), and (ii) the number of Increased Staffing hours necessary to service such User. Augmedix will pay US$[***] for each agreed Increased Staffing Hour per User.

2.	Augmedix Notes. Each calendar month during the Term, Augmedix will compensate Service Provider based upon the service level commitment (“Service Level Commitment”) assigned by Augmedix for each Augmedix Notes In-Service User:

a.	Service Level Commitment No. 1. Charts prepared in accordance with Service Level Commitment No. 1 must be completed and uploaded to the EHR within [***] of receipt of the recording of the User-patient encounter. For each Augmedix Notes In-Service User assigned to Service Level Commitment No. 1, Augmedix will pay Service Provider US$[***] per Chart prepared during the prior calendar month.

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b.	Service Level Commitment No. 2. Charts prepared in accordance with Service Level Commitment No. 2 must be completed and uploaded to the EHR by [***] following the date of receipt of the User-patient encounter. For each Augmedix Notes In-Service User assigned to Service Level Commitment No. 2, Augmedix will pay Service Provider US$[***] per Chart prepared during the prior calendar month.

b.	The compensation described in this Section is subject to offsets based on the credits described in the Training and Performance SLA and Augmedix Technology SLA attached hereto as Appendix B, and Appendix C, respectively.

c.	Performance Specialists. Each calendar month during the Term, Augmedix will pay Service Provider a flat fee of US$[***] per month (prorated for partial months) for each full-time Performance Specialist who provides training and feedback to MDSs during the prior calendar month, provided that the PS is requested and approved by Augmedix. For the avoidance of doubt, to the extent an approved PS works as both a MDS and PS during a particular month, PS compensation shall be prorated for the time period during which such individual serves as a PS.

V.	Change Management Process

Any changes to the procedures and production related processes in this SOW No. 4 (each a “Change”) shall follow the process described in this Section (the “Change Management Process”). A Change must be proposed in writing by one party to the other party at least two (2) weeks in advance of the date the proposing party desires for such Change to take effect. The parties will confer on such proposed Change until the parties reach mutual agreement in writing as to the nature and effective date of such Change, provided that Augmedix shall have the sole discretion to accept or reject a proposed Change if the parties cannot reach mutual agreement on the nature and timing of such Change within two (2) weeks of the Change first being proposed. For the avoidance of doubt, if Augmedix proposes a Change using the above process and Service Provider does not respond to such Change within two (2) weeks, then the Change is deemed accepted by Service Provider.

[SIGNATURE PAGE FOLLOWS]

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This SOW No. 4 is hereby executed by the authorized representatives of Service Provider and Augmedix as of the Effective Date, notwithstanding the actual dates of the parties’ signatures hereon:

	IDS Infotech Ltd.		Augmedix Operating Corp.

By	/s/ Partap Aggarwal	By	/s/ Sandra Breber
Name	Partap Aggarwal	Name	Sandra Breber
Title	Managing Director	Title	COO
Date	07/08/2022	Date	07/08/2022

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Appendix A

Defined Terms for SOW No. 4

“Account” means an Augmedix customer that has contracted with Augmedix to create Charts, and such customer may be a User, in the case of independent doctors, or a small clinic or a large health system.

“Augmedix Grading Rubric” means the criteria used by Augmedix for grading and scoring of Notes and Charts in connection with the Doctor-Approval Audit and steady-state service.

“Augmedix Live” means the real-time documentation solution provided by Augmedix, which such solution includes remote, real-time documentation services by MDS(s) for User(s).

“Augmedix Notes” means the non-real time documentation solution provided by Augmedix, which such solution includes documentation services by remote MDS(s) for User(s) from recordings of patient-User encounters.

“Chart(s)” means a complete draft Note of a patient encounter uploaded onto an Account’s EHR.

“Doctor-Approval Audit” or “DA Audit” means the audit that Augmedix uses to assess a MDS’s ability to draft a 100% of his or her assigned User’s Charts meeting Augmedix’s quality standards for each scheduled shift.

“Doctor-Ready Assessment” or “DR Assessment” means the assessment criteria that Augmedix uses to assess the Trainee’s readiness for transition to specialty training, if applicable, or assignment on a User, and thereby, become a MDS.

“EHR” means an electronic health record system, a.k.a. the EMR or Electronic Medical Record.

“Go-Live Date” means the first day on which Service Provider produces one or more Charts for an assigned User.

“In-Service User” means a User for whom a MDS has begun drafting one or more Charts meeting Augmedix quality standards for all or part of his or her scheduled shift.

“Notes” means notes of patient encounters completed in a document other than an Account’s EHR.

“Medical Documentation Specialist” or “MDS” means an unlicensed individual hired to enter, edit or retrieve information in an EHR at the direction of a User and who has passed the Doctor-Ready Assessment and has been approved by Augmedix for transition to specialty training, if applicable, or direct assignment to a User.

“User” means a doctor, a nurse practitioner or a physician’s assistant that works either directly or indirectly for an Account.

“MDS Contracted Hour” means an hour of MDS services contracted by a User and charged by Augmedix pursuant to an Account agreement. For the avoidance of doubt, in the event an Augmedix contract with an Account is defined in contracted doctor hours (i.e., a User’s scheduled clinic hours), Augmedix will convert such contracted doctor hours into MDS Contracted Hours.

“Trainee” means an individual recruited by the Service Provider who is going through the Augmedix Service training program.

“Performance Specialist” or “PS” means an individual that Augmedix has approved to provide grades and feedback on Notes and Charts to MDSs.

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Appendix B

Augmedix Training and Performance SLA

I.	Training

Augmedix Service Training – Service Provider shall upload to an Augmedix-specified location all the Notes that the Trainee has completed each day and the Service Provider must accurately document the number of Notes completed by the Trainee. Augmedix or Service Provider will grade the Notes as specified in the Augmedix Service training program until Service Provider has trained its training program trainer to perform such task.

Implementation and Transition – Augmedix or Service Provider will provide grades and feedback for all MDSs in implementations and transitions as stated in the respective implementation or transition training plan.

Final Doctor Ready Test – Augmedix or Service Provider will [***] using the Augmedix Grading Rubric and the score of the Notes will determine the result of the Trainee being audited.

Doctor Approval Audit – Augmedix or Service Provider will [***] using the Augmedix Grading Rubric and the average score of those Charts will determine the result of the MDS being audited. The MDS must score an average of 45/50 on all Charts graded during the audit to pass the DA Audit.

II. Performance

Forecasting – Service Provider will make best endeavors to ensure that the recruiting projections provided to Augmedix pursuant to Section III.1.c of the SOW No. 4 are complete and accurate. Augmedix will review and audit Service Providers’ projections of its ability to deliver on its forecasts.

Augmedix Live - Service Availability – Service Provider must ensure that MDSs adhere to User Shift Schedules [***] of the time. For each failure to provide the Services according to User Shift Schedules, Service Provider will provide a credit against its monthly invoice to Augmedix for a given month as follows:

1)	US$[***] for each calendar day in any given month that a MDS or an Augmedix-approved equivalent misses one or more Charts for a Provider due to issues within the control of Service Provider (e.g., MDS being absent or tardy, technical issues at the Service Provider site, etc.).

2)	US$[***] for each time a Provider makes a complaint regarding the unavailability of a MDS or an Augmedix-approved equivalent due to issues within the control of a Service Provider (e.g., failure of MDS to be on-line at least fifteen (15) minutes prior to a Provider’s shift).

Augmedix Notes – Service Level Commitments. For each calendar month during the Term, Service Provider must ensure that it meets the applicable Service Level Commitment for each Augmedix Notes In-Service User:

(1)	Service Level Commitment No. 1. For each failure to prepare a Chart in accordance with the applicable Augmedix Notes Service Level Commitment No. 1 (as set forth in Section IV.3.a.2 of the Agreement), Service Provider shall provide a credit [***].

(2)	Service Level Commitment No. 2. For each failure to prepare a Chart in accordance with the applicable Augmedix Notes Service Level Commitment No. 2 (as set forth in Section IV.3.a.2 of the Agreement), Service Provider shall provide a [***] credit on the applicable per Chart rate for such Charts. Further, in the event Service Provider fails to meet Service Level Commitment No. 2 for more than [***] of the Charts prepared in any month, Service Provider shall provide a [***] on the applicable per Chart rate for each Chart in which Service Provider failed to meet Service Level Commitment No. 2.

Quality Standards – If a MDS requires more than one performance improvement plan per year due to a Provider complaint, then Augmedix may either remove (i) the MDS from the Provider or Account, or (ii) the entire Account from the Service Provider.

III.	Termination of Access

Service Provider shall notify Augmedix immediately, but in no event later than twenty-four (24) hours, after a Service Provider employee, who has access to Account Protected Health Information, is terminated.

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Appendix C

SERVICE PROVIDER TECHNOLOGY SLA

Updated April 2019

1.	Goals and Objectives

The purpose of this agreement is to ensure that the proper expectations, requirements and commitments are in place for Service vendors to provide consistent and reliable technology infrastructure delivery and support for Augmedix’s enterprise-class business. The commitment to reliability is essential because Provider-MDS downtime negatively, and often severely, impact Augmedix’s business. The key objectives of this agreement are to provide a clear reference to service ownership, support, roles and/or responsibilities, and present a measurable description of the service provisioning, expectations for service reporting and articulate incentives and penalties for service-level guarantees.

2.	Periodic Review and Updates

Augmedix owns this document and is responsible for facilitating regular reviews. The contents of this document may be amended as required, provided mutual agreement is obtained from the primary stakeholders and communicated to all affected parties. The document owner will incorporate all subsequent revisions and obtain mutual agreements/approvals as required. This agreement will be made accessible to all stakeholders as required. The recommended review period is quarterly but changes to this document will necessitate an immediate review and approval.

3.	In-Scope Services

This agreement covers all infrastructure services provided by the Service Provider and leveraged by the MDS operations including network, access, systems, hardware, software/applications, security, user management etc. This includes the Internet Service Providers (ISP) and third-party vendors that the Service Provider relies upon for delivery and support of the MDS operations.

4.	Service Level Guarantees

●	[***]% service uptime (during operational hours, i.e., from the time when the first MDS logs in to the time the last MDS logs out)

●	Service uptime will be reviewed on a monthly basis.

●	The requirements and benchmarks set forth herein are subject to change under the Change Management Process outlined in Section V of the SOW.

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5.	Service Expectations and Requirements

It is expected that the Service Provider will take a proactive approach to supporting Augmedix and will provide the highest level of customer service and technical support. Both robust service and technology go hand-in-hand and are fundamental requirements for the Augmedix service.

5.1	Proactive Notifications

Augmedix expects to be notified proactively, per the priority definitions, in the event of any network and/or system issues that impact MDS operations including planned downtime (maintenance).

5.2	Technical Expertise

Augmedix expects Service Provider’s technical/IT team to have superior technical expertise in network and system configuration, design, maintenance and troubleshooting as well as application installation, maintenance, and upgrades.  Competency in both hardware and software is required.

5.3	Training

It is the responsibility of Service Provider to train its technical/IT staff on the tools, technologies and processes required for the support of the Augmedix service and MDS operations.

5.4	Documentation

All infrastructure and system specifications, configurations and processes must be documented and made available to Augmedix. These documents must be reviewed with Augmedix once a quarter.

5.5	Service Testing and Validation

In the event Augmedix needs support to validate a new service/application, Service Provider must make resources available to validate and share the results within the shared/expected timeline.

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5.6	Monitoring Workstation Availability

Workstation monitoring must be conducted on a 24/7 basis. A notification must be triggered in the case of unavailability of the system. In such case, the system must be restored within 24 hours.

6.	Service Change Management

Any planned changes to the state of Augmedix’s production MDS services, including hardware, software, networks and facilities must go through a process of change impact analysis, review and approval prior to implementation.  Each change must follow the Change Management Process outlined in Section V of the SOW.

Any failure on the part of Service Provider to follow the Change Management Process will be considered a “Breach of Process” for which Service Provider must provide proper justification.  Augmedix may audit any changes to verify the requests.

7.	Service Escalation Management

All critical and high-priority incidents (defined below) resulting in the loss of service must immediately trigger the creation of a war-room by the Service Provider and the involvement of the Service Provider and Augmedix technical teams to facilitate the discussion of outstanding issues and satisfactory resolution and closure of the ticket(s):

●	Interruption making a critical functionality inaccessible or a complete network interruption causing a severe impact on services availability.

●	Critical functionality or network access interrupted, degraded or unusable, having a severe impact on services availability.

In order to facilitate the management of escalated incidents, the Service Provider must provide to Augmedix a tiered Escalation Matrix that must include the name of the individual, phone number, email, and conditions under which an incident will be escalated up the management chain.

8.	Service Security

Service Provider is expected to make sure that critical network infrastructure, systems, applications and MDS operations have all the necessary security controls in place for a safe and secure operating environment. Adherence to the compliance, security and privacy requirements set forth in the Operational Requirements for Service Providers (“ORSV”) document is mandatory.

8.1	ORSV Audits

Augmedix or its designee shall have the right to audit, monitor, and verify Service Provider’s compliance with the ORSV.  Augmedix may perform two such audits per twelve (12) month period; provided, however, Augmedix may perform additional audits in response to specific security or privacy incidents or identified gaps in compliance with the ORSV.  Augmedix will bear the cost of two planned audits per year. The cost of any additional audits conducted in response to specific security incidents, privacy incidents or identified gaps in compliance will be borne by the Service Provider.

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Should Augmedix determine in its sole discretion, that Service Provider has failed to adhere to the requirements of the ORSV, Service Provider must successfully remediate any compliance deficiencies to the satisfaction of Augmedix within (10) business days of written notice of such deficiencies.  If Service Provider fails to remediate deficiencies within the time period prescribed above, or the deficiency is a repeat violation of the same ORSV requirement, Service Provider shall provide Augmedix a credit against Service Provider’s monthly invoice for that month in the amount of up to US$[***] (at Augmedix’s sole discretion) for each day that the deficiencies remain unresolved and/or repeat violations.  Further, Augmedix, in its sole discretion, reserves the right to remove Service Provider from its existing Accounts, or withhold the assignment of new Accounts to Service Provider until all deficiencies are resolved to the satisfaction of Augmedix.

9.	Service Support Availability

Technical support coverage must align with the Provider schedules that the Service Provider is servicing. Such schedules will be documented in a Single Source of Truth (example: Humanity) for production service availability. In addition, Augmedix may require the availability of the technical/IT support staff during maintenance and/or test windows.  Such requests will be made at least 2 business days in advance.

10.	Service Maintenance and Outages

All service maintenance must be performed during scheduled maintenance windows. These activities will render systems and/or applications unavailable for operations at the agreed-upon locations and for the defined time windows. The change management process applies to un-planning service outages as well.  In addition, each service disruption/outage must be followed by a Root Cause Analysis/Post-Mortem Report within [***] of resolution of the outage.

In the event of an outage, Service Provider must notify Augmedix within 5 minutes of such occurrence. Thereafter, Service Provider must provide an intermediate progress update to Augmedix every 15 minutes until the issue is resolved.

11.	Service Reporting

Augmedix expects the Service Provider to present the following reports:

1.	Service uptime (and downtime) – Monthly

2.	Service outages – Monthly

3.	Root Cause Analysis (RCA)/Post- Mortem Report – within 48 hours

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12.	Service Exceptions

Any deviations from agreed upon policies and processes must be brought up in advance for review and approval in accordance with the defined Change Management Process.

13.	Service Incentives/Penalties

Should Service Provider fail to meet the requirements and benchmarks set forth in this Technology SLA and the Service Operation Technology Requirements, Augmedix in its sole discretion reserves the right to remove Service Provider from its existing Accounts or withhold the assignment of new Accounts to Service Provider (even if Augmedix has purchased Services for a designated number of Users in the applicable Purchase Orders) until all deficiencies are resolved to the satisfaction of Augmedix.

14.	Priority Level Definitions

To create clear expectations, Augmedix defines priority levels based on the criticality of its function.  The priority levels, including resolution, response and update interval timelines are set forth in the table below:

Priority	Name	Description	Resolution	First Response Time	Intermediate Update Interval
P1	Critical	Interruption making a critical functionality inaccessible or a complete network interruption causing a severe impact on services availability.	1 hour or less	5 mins or less	15 mins
P2	High	Critical functionality or network access interrupted, degraded or unusable, having a severe impact on services availability.	2 hours	15 mins or less	30 mins
P3	Medium	Non critical function or procedure, unusable or hard to use, having an operational impact but with no direct impact on services availability.	8 hours	30 mins or less	4 hours
P4	Low	Application or personal procedure unusable, where a workaround is available, or a repair is possible.	24 hours	1 hour or less	N/A
P5	Request	General service request	48 hours	4 hours or less	N/A

Service Provider shall make every attempt to meet the restoration targets listed above.  Incidents shall be deemed “restored” when Augmedix reasonably determines that Service Provider has provided a suitable resolution, solution, or work-around for the incident.  Suitable shall mean that the resolution, solution or work-around does not materially impact Augmedix ability to provide its Services.

15.	References

Augmedix Operational Requirements for Service Vendors (ORSV)

Service Operations Technology Requirements

Technology Best Practices & Recommendations for Service Operations

Change Management Process for Augmedix Operations

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

Appendix D

[Executed Medicare Advantage Addendum to be inserted]

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